Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Pebblebrook Hotel Trust:

We consent to the incorporation by reference in the registration statements on Form S-3 (File No. 333-216353) and Form S-8 (File Nos. 333-163638, 333-186324 and 333-214345) of Pebblebrook Hotel Trust of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Pebblebrook Hotel Trust as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 Annual Report on Form 10-K of Pebblebrook Hotel Trust.

Our report dated March 1, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Pebblebrook Hotel Trust’s internal control over financial reporting as of December 31, 2018, LaSalle Hotel Properties’ (LaSalle) internal control over financial reporting associated with total assets of $55.1 million and total revenues of $56.2 million included in the consolidated financial statements of Pebblebrook Hotel Trust and subsidiaries as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of Pebblebrook Hotel Trust also excluded an evaluation of the internal control over financial reporting of LaSalle.

/s/ KPMG LLP

McLean, Virginia
March 1, 2019